Exhibit 10.19

January 6, 2009

Mr. George R. Maurer

334 Mountain View Terrace

Dunellen, NJ 08812

Via hand delivery at Adolor’s premises

Re:	Employment Agreement

Dear Mr. Maurer:

We are pleased to inform you of your promotion to Senior Vice President, Manufacturing and Pharmaceutical Technologies.

In conjunction with this promotion your base salary has been increased to $20,666.67 per month, the equivalent of $248,000.00 on an annual basis, subject to the normal payroll withholding taxes in accordance with the Company’s customary practices. Adolor’s current pay practice is to make direct payroll deposits on alternate Fridays.

In this new position, you have been designated as a “Named Executive Officer”, which means that you are an “officer” under the Section 16 of the Securities Act of 1934, as amended. The following paragraphs detail termination of employment benefits for which you may be eligible and respective guidelines.

Please note that by accepting this promotion and executing this letter you agree that this letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between you and the Company with respect to the subject matter hereof; provided, however, that you hereby ratify and intend to be legally bound by that certain Adolor Corporation Employee Noncompetition, Nondisclosure and Developments Agreement executed by you as of the 28th day of October, 2002.

Benefits

As a full time employee, you will continue to be eligible to participate in the Company’s employee benefit programs. Currently these benefits include:

•

Medical, prescription, and vision benefits through Aetna, and dental insurance coverage through Aetna. As is the current practice in our industry, we ask that employees contribute a portion of the medical and dental insurance premiums.

Mr. George R. Maurer

Employment Agreement

•	Short Term Disability and Long Term Disability insurance, at no cost to you.

•	A Company paid term life insurance plan equivalent to twice your annual salary up to a maximum of $400,000, at no cost to you.

•

A 401(k) Retirement Savings Plan is available through The Principal Life Insurance Company to all employees on the first day of the month following enrollment and once you meet the plan requirements. The 401(k) Plan is provided to help you prepare for your retirement through pre-tax savings. The Company will make matching contributions to your 401(k) account according to the plan provisions.

•	Twenty (20) days of vacation on an annual basis. You will accrue a portion of your annual vacation amount for use throughout the year.

•	Nine (9) Company holidays and one (1) floating holiday that can be scheduled by you in calendar year 2009.

•	Access to an Employee Resource Program for you and your eligible dependents.

You should be aware that benefits are subject to change at the discretion of the Company.

Incentive Compensation

You may also be eligible to participate in the Adolor Corporation Incentive Compensation Plan in the 2009 performance year; a copy of the Plan is enclosed. Bonuses are discretionary, and are subject to the approval of the Board of Directors. Your annual bonus target will be 30% of your base salary based on your performance against individual objectives and the achievement of Company milestones. These bonus payments are currently paid out shortly following year-end and you must be employed by the Company to receive any bonus.

Annual Performance Review

Your individual performance may be evaluated during our 2009 annual review process. Annual reviews will take place at the end of each calendar year thereafter.

Equity Compensation Program

At the time of the annual review, if your performance is satisfactory or better, you will be considered for discretionary equity compensation grants.

Mr. George R. Maurer

Employment Agreement

Adolor Stock

Please note that under Adolor’s Policy concerning Trading in Securities and Conflicts of Interest (Policy #LGL002) employees are not permitted to purchase or sell shares of Adolor stock without written pre-approval from the Corporate Compliance Officer or Designee.

Termination of Employment

You will have the right to terminate your employment hereunder with or without Good Reason (as defined below), as provided below, and the Company will have the right to terminate your employment hereunder with or without Cause or (as defined below), as provided below. Except as provided for in the immediately following paragraph, if your employment hereunder is terminated at any time (i) by you for Good Reason following 15 days prior written notice to the Company, or (ii) by the Company without Cause, or if a Change in Control occurs and your employment hereunder is terminated at any time during the 90 days before or the first twelve months following such Change in Control (i) by you for Good Reason following 15 days prior written notice to the Company, or (ii) by the Company without Cause, you will be entitled to receive from the Company (a) in twelve monthly installments a payment in gross amount equal to the sum of (i) your Base Salary and (ii) the bonus amount paid to you for your performance during the immediately preceding calendar year, (b) continuation of similar benefits in effect as of the date of termination for a period of one year following the date of termination at the Company’s sole expense, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) any other payments and/or benefits which you are entitled to receive under the terms and provisions of any of the employee pension, incentive, or welfare benefit plans of the Company.

In the event your employment is terminated (i) by you voluntarily without Good Reason, or (ii) by the Company for Cause, you will only be entitled to receive from the Company (a) your Base Salary through the date of such termination, (b) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, and (c) any other payments and/or benefits which you are entitled to receive under the terms and provisions of any employee pension, incentive or welfare benefit plans of the Company.

If your employment is terminated due to your death, your estate will be entitled to receive from the Company (a) Base Salary continuation through the end of the month in which your death occurs, (b) a pro-rated bonus payment for the year of death equal to the bonus amount paid to you for your performance during the immediately preceding calendar year multiplied by a fraction, the numerator of which is the number of days from and including January 1 of such year through the date of your death and the denominator of which is 365, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of death or such termination, and (d) any other payments and/or benefits which you are entitled to receive under the terms and provisions of any employee pension, incentive or welfare benefit plans of the Company.

Mr. George R. Maurer

Employment Agreement

In the event of any termination of your employment, you will be under no obligation to seek other employment and there will be no offset against any amounts due to you hereunder on account of any remuneration attributable to any subsequent employment that you may obtain. Any amounts due under “Termination of Employment” are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Notwithstanding the foregoing, the Company’s obligation to provide continuation of benefits under the welfare benefit plans described above shall cease if you become eligible for other health insurance benefits at the expense of a new employer. You agree to notify a duly authorized officer of the Company, in writing, immediately upon acceptance of any employment following the date of termination of your employment, which provides you with eligibility for health insurance benefit.

For purposes of the Agreement, “Cause” means (a) your conviction (including a plea of guilty or nolo contendere) of a felony under federal law or the law of the state in which such action occurred, (b) the commitment by you of an intentional act of fraud, embezzlement, or theft in connection with your duties in the course of your employment with the Company, or your engagement in gross negligence in the course of your employment with the Company or (c) your willful and deliberate failure to perform your employment duties in any material respect. For purposes of the Agreement, an act or omission on your part shall be deemed “intentional” or gross negligence only if it was done by you in bad faith, not merely an error in judgment, and without reasonable belief that the act or omission was in the best interest of the Company.

For purposes of the Agreement, “Good Reason” means and will be deemed to exist if, without your prior express written consent, (i) you are assigned any duties or responsibilities inconsistent in any respect with the scope of the duties or responsibilities associated with your title or position, as set forth and described above; (ii) you suffer a material change in the duties, responsibilities, reporting rights or obligations, or effective authority associated with your title and position and/or as set forth above; (iii) your Base Salary is decreased by the Company, or your benefits under any of the Company’s employee pension or welfare plans or programs are in aggregate materially decreased; or (iv) the Company fails to pay your compensation, employee benefits or reimbursements when due; provided that in the event of a Change in Control, “Good Reason” shall also include the relocation of your principal office location to a site that is more than 50 miles from your then current principal office.

For purposes of the Agreement, “Change in Control” means (A) the consummation of a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such merger or consolidation, would not, immediately after the merger or consolidation, beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, shares representing the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any); or (B) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or

Mr. George R. Maurer

Employment Agreement

substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

If required by section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and if Employee is a “specified employee” of a publicly traded corporation under section 409A of the Code, payment of any amount under this Agreement shall be delayed for a period of six (6) months after separation from service, as required by section 409A of the Code. The accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six (6)-month period. If Employee dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death. The determination of “specified employees” shall be made by the Compensation Committee of the Board of Directors of the Company in accordance with section 409A of the Code and the regulations issued thereunder.

Compliance With Law

This Agreement is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A of the Code. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. For purposes of section 409A of the Code, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement shall be for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Mr. George R. Maurer

Employment Agreement

Please feel free to contact me if you have any questions about the information contained in this letter. Once you have the opportunity to review and have your questions answered, please sign below and return an original document to me.

Very truly yours

Adolor Corporation

By:	/s/ John M. Limongelli
John M. Limongelli
Senior Vice President, General Counsel and Secretary

I acknowledge receipt of this letter and understand that I will be an at-will employee and that this letter does not constitute a contract for continued employment.

AGREED AND ACCEPTED:

/s/ George R. Maurer
Mr. George R. Maurer